Exhibit 10.62

December 15, 2009

Terry Dolan

Dear Terry,

We are pleased to confirm our offer to you for the position of Senior Vice President - Sales for Generac Power Systems, Inc (“Company”). This position is a named executive officer for Generac and will report to Aaron Jagdfeld, President and CEO. Your office will be located at our corporate headquarters in Waukesha, WI. The purpose of this letter is to give you an overview of the terms and conditions of your employment at Generac Power Systems, Inc.

Our offer is comprised of the following:

•                  Compensation: You will receive a bi-weekly salary of $9,230.77. There are 26 pay periods per year. You also will be eligible for a pay review based on 2010 performance and market assessments.

•                  Executive Incentive Program: You will also be eligible to participate in the 2010 Executive Management Incentive Program with a target bonus of 30% and an opportunity to earn up to 90% of your base salary annually. The Company reserves the right to modify the program. The 2010 bonus plan is being finalized and all participants will receive a summary of the program details no later than 90 days after the commencement of the start of the performance period.

•                  Equity Incentive Plan: A new long term incentive program is being developed and will be offered in 2010. You will be eligible to participate in the Plan as a named executive officer. You must be employed before any initial public offering in order to be eligible for incentives offered at the IPO. If an IPO does not occur, you will be eligible for participation in an alternative equity program. Eligibility is also contingent upon relocating your family to the Waukesha area. The Company shall have the authority to make such amendments to any terms and conditions applicable to any award or grant. The Company may amend, modify, suspend or terminate the Plan at any time.

•                  Additional Benefits: You will be eligible for participation in the Generac Power Systems benefits plan. Your regular insurance benefits will be available the first day of the month following your 8 week probationary period. However, Generac will provide you reimbursement for 50% of your COBRA coverage, up to a maximum of $600.00 per month, before your regular Generac benefits begin. You will have access to a national doctor network during your first year of employment.

•                  Vacation Accrual: Per our agreement, you will accrue 2.31 hours of vacation per week (120 hours per calendar year). Vacation time is accrued and used on a calendar year basis. Please note that the additional vacation you accrue above our normal schedule below is not considered an earned benefit until you reach 5 years of service with Generac. Accordingly, the additional 40 hours is not eligible for year-end payout or termination payout until your 5 year employment anniversary.

Years of Service	Hours/Week	Total Hours	Weeks
1-4	1.54	80.0	2
5-10	2.31	120.0	3
10-24	3.08	160.0	4
25-29	3.85	200.0	5
30+	4.61	240.0	6

•                  Relocation Program: You will be eligible for relocation assistance and are expected to relocate your family no later than September 30, 2010. You will be expected to sign a Payback agreement for the amount of the relocations benefit. The payback will be enforced should you leave the company within one year of your relocation. To aid in your relocation Generac will cover the cost of relocating your household goods. There is no cap on the household goods move however this assumes standard arrangements and no unusual, large or bulky items. All arrangements must be discussed with our relocation coordinator, Mandy Morris, and approved in advance. Generac will provide three house hunting trips to Wisconsin and will also provide temporary living arrangements for you and or your family not to exceed 3 months to assist in your transition to the area. You will be assigned to a corporate apartment if the option is available. In the event a corporate apartment is not available, you will be reimbursed for the cost of a furnished apartment up to a maximum of $2000.00 per month. Any extensions must be approved through Human Resources.

•                  Relocation Bonus: Your offer includes a $50,000.00 sign-on bonus. This bonus is a taxable benefit to be used to covered miscellaneous expenses related to your relocation. The bonus will be paid within 30 days of your start date with the agreement that should you terminate employment with Generac within one year of payment, you will be responsible for repaying the full amount of the bonus.

•                  Severance: Should your employment with the company be terminated for any reason other than for cause, you will be entitled to a severance package equal to twelve (12) months of the base salary at your time of hire. Additionally, for a period of up to twelve (12) months after your termination, Generac will provide for reimbursement of your COBRA costs until you become employed with another employer.

This offer is contingent upon successful completion of the following:

•                  Reference Check

•                  Driver’s Record Check if applicable to position

•                  Employment Eligibility verification (1-9 Document)

•                  Non-compete Agreement

Please understand this is not intended as a guarantee of employment for any specific period. All employees have an “at will” employment relationship.

Terry, we are excited that you have accepted our offer and will begin employment on or before Monday, January 11, 2010. Your employee orientation will occur on Monday, January 11th at our Waukesha facility promptly at 8:00am. When you arrive, please ask for Gretchen Baron who will facilitate your orientation. During your orientation you will be completing an I9-Employment Eligibility Verification Form, we ask that you review the attached list of acceptable documents and bring the necessary documentation to orientation to help facilitate your initial paperwork. We look forward to a rewarding and productive relationship. If you have any further questions, please let me know.

Sincerely,

/s/ Rhonda Matschke
Rhonda Matschke
VP Human Resources